Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL INC. ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Fourth Quarter Revenues Up 48.7 Percent, Full Year 2003 Revenues Up 60.8 Percent

For Immediate Release

LEXINGTON, KENTUCKY, FEBRUARY 12, 2004 — Tempur-Pedic International Inc. (NYSE: TPX) announced fourth quarter and full year 2003 results today. Tempur-Pedic International is a rapidly growing, vertically-integrated manufacturer, marketer and distributor of premium visco-elastic foam mattresses and pillows that it sells globally in 54 countries primarily under the Tempur® and Tempur-Pedic® brands.

The Company reported fourth quarter GAAP net income of $11.6 million, or $0.12 per fully diluted share on net sales of $136.8 million. For full year 2003, the Company reported GAAP net income of $37.6 million, or $0.39 per fully diluted share on net sales of $479.1 million.

Comparative Financial Results

In order to facilitate comparison of 2003 results against 2002 results, the operations for the Company and Tempur World, Inc. (its predecessor company) are combined for 2002. Additionally, reported net income includes certain special items that are excluded from pro-forma net income. For a full discussion of the combined financial presentation and pro-forma adjustments, see the Supplemental Information included later in this press release.

Fourth quarter 2003 net sales were $136.8 million, 48.7 percent higher than combined fourth quarter 2002 net sales of $92.0 million. Full year 2003 net sales were $479.1 million, 60.8 percent higher than combined full year 2002 net sales of $298.0 million.

The Company reported fourth quarter pro forma net income of $13.9 million, or $0.14 per fully diluted share, compared with pro forma net income of $8.6 million for the combined fourth quarter 2002. For the full year 2003, the Company reported pro forma net income of $52.1 million, or $0.55 per fully diluted share, compared with pro forma net income of $23.5 million for the combined full year 2002.

A summary of key operating results for the combined three months ended December 31, 2002, three months ended December 31, 2003 and the combined twelve months ended December 31, 2002 and the twelve months ended December 31, 2003 are as follows:

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in thousands, except per share data)	Combined 2002		2003		Combined 2002		2003
	(unaudited	)	(unaudited	)	(unaudited	)
Net sales	$92,014		$136,776		$297,958		$479,135
Operating income	6,914		24,865		39,410		83,405
Net income	$1,753		$11,585		$16,694		$37,575

Earnings per share, fully diluted	NM		$.12		NM		$.39

Pro forma (unaudited)
Net income	$8,592		$13,943		$23,533		$52,054

Earnings per share, fully diluted	NM		$.14		NM		$.55

Operating Highlights and Outlook

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where the Company does not operate its own distribution. The following table sets forth net sales information, by channel and by segment, for the periods indicated:

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in thousands)	Combined 2002		2003		Combined 2002		2003
	(unaudited	)	(unaudited	)	(unaudited	)
Retail	$54,655		$95,907		$177,723		$313,360
Direct	20,189		23,178		58,758		86,915
Healthcare	12,049		11,261		41,164		43,124
Third Party	5,121		6,430		20,313		35,736

Domestic	$51,179		$82,610		$165,259		$282,248
International	40,835		54,166		132,699		196,887

“We have continued to see exceptional growth in both our domestic and international businesses,” said Robert Trussell, Chief Executive Officer. “In particular, we saw strong growth in our retail channel as well as our U.S. and U.K. Direct Response channels in 2003. The Company has carried its sales momentum into the new year, largely supported by our continued commitment to building brand awareness through advertising and marketing.”

“The company continues to execute on its U.S. retail expansion plan,” Trussell remarked. “We ended the year with placements in approximately 2,700 retail furniture stores, up from approximately 2,500 at the end of September and approximately 1700 at the end of 2002.”

Trussell added, “We have also begun to roll out our successful Direct Response model in continental Europe, starting in France. Direct Response has long been a mainstay of our U.S. and U.K. businesses, and we expect the Direct Response model to contribute to long-term growth in a number of our European markets.”

Trussell briefly commented on the Company’s IPO which occurred in December noting, “The IPO has allowed us to reduce leverage and provided us with the financial flexibility to further invest in the Tempur brand, expand our production capacity to meet rapidly growing consumer demand and to handle our growing portfolio of premium products. In October we successfully introduced the new “CelebrityBed” in the U.S., and we are planning new product offerings in key international markets in the near future.” Tempur-Pedic International has previously announced its intentions to expand production facilities in Denmark later this year and has begun planning for a new U.S. plant to be built in Albuquerque, NM.

The Company plans to continue to invest in key markets and sales channels around the world continuing its strategies of:

•	Forward investing in sales and marketing to drive growth
•	Focus on core products, mattresses and pillows, and developing products tailored to local markets internationally
•	Expand capacity as required to fulfill market demand

The Company currently expects that its net sales and pro forma fully diluted net income per share for 2004 will be in line with analysts’ current estimates, which range from $573 million to $602 million for net sales and $0.60 to $0.66 for pro forma fully diluted net income per share. However, the Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Financial Results

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except per share data)	Combined 2002	2003	Combined 2002	2003
	(unaudited )	(unaudited )	(unaudited )
Net sales	$92,014	$136,776	$297,958	$479,135
Cost of sales	52,217	65,060	148,039	223,865

Gross profit	39,797	71,716	149,919	255,270
Selling expenses	23,043	31,116	74,894	106,345
General and administrative expenses	9,611	13,072	34,466	46,278
Research and development expenses	229	305	1,149	1,495
Transaction related expenses	—	—	—	13,669
Stock-based compensation expense	—	2,358	—	4,078

Operating income	6,914	24,865	39,410	83,405
Other income (expense), net:
Interest expense, net	(3,534)	(6,798)	(9,247)	(20,539)
Other expense, net	(1,045)	(187)	(393)	(1,664)

Total other expense	(4,579)	(6,985)	(9,640)	(22,203)

Income before income taxes	2,335	17,880	29,770	61,202
Income tax provision	582	6,295	13,076	23,627

Net income	$1,753	$11,585	$16,694	$37,575

Basic earnings per share	NM	$.53	NM	$3.32

Diluted earnings per share	NM	$.12	NM	$.39

Conference Call

As previously announced, Tempur-Pedic International is hosting a conference call to discuss full year and fourth quarter results today, February 12th at 5 p.m. Eastern Time (2 p.m. Pacific Time). The telephone number for the call is (800) 738-0876. The live conference call, featuring President and Chief Executive Officer Robert Trussell and Chief Financial Officer Dale Williams, will be recorded and can be reviewed until February 26, 2004 by calling (800) 642-1687 and using 5377275 as the pass code.

The online replay will be available for 30 days on the investor relations page of the Company’s website at www.tempurpedic.com.

Forward-Looking Statements

This release contains “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s expectations regarding continued growth and its net sales and net income for 2004, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) and the registration statement on Form S-4 described below. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

SEC Review

Tempur-Pedic, Inc. and Tempur Production USA, Inc. (the “Issuers”) have filed a Registration Statement on Form S-4 (the “Registration Statement”) with the SEC in connection with the Issuers’ exchange offer with respect to their outstanding 10 ¼% Senior Subordinated Notes due 2010.

In the course of any review by the SEC of the Registration Statement, the Company may be required to make changes to the information and financial data included in this release, and the changes may be significant.

The Registration Statement relating to the exchange offer has been filed with the SEC but has not yet become effective. The securities registered thereunder may not be sold nor may offers to buy these securities be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the preliminary prospectus relating to the exchange offer, when available, may be obtained by writing to Chief Financial Officer, Tempur-Pedic International Inc., 1713 Jaggie Fox Way, Lexington, KY 40511.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows(TM) made from the revolutionary Tempur® pressure-relieving material, a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 54 countries under the Tempur® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

For more information, visit www.tempurpedic.com or call 800-878-8889. To visit Tempur-Pedic’s celebrity connection, visit www.mattressofthestars.com.

Supplemental Information

The Company acquired Tempur World, Inc. effective November 1, 2002. In order to facilitate comparison of 2003 results against 2002 results, the financial results provided in this release combine the statement of operations of Tempur World, Inc. (our predecessor company) for the ten months ended October 31, 2002 and of Tempur-Pedic International for the two months ended December 31, 2002 for the full year comparison and of Tempur World, Inc. for the one month ended October 31, 2002 and of Tempur-Pedic International for the two months ended December 31, 2002 for the fourth quarter comparison. The results of operations for the combined twelve months and quarter ended December 31, 2002 include the effect of the allocation of the purchase price based on the fair value of assets acquired and liabilities assumed for the period from November 1, 2002 through December 31, 2002. These adjustments include, among other items, a write up to fair value of the inventory acquired of $6.8 million, net of tax for the two months ended December 31, 2002. As a result of adjustments to the carrying value of assets and liabilities pursuant to the Tempur acquisition, the financial position and results of operations for periods subsequent to the Tempur acquisition are not directly comparable to those of the predecessor company, Tempur World, and are separated in the financial statements with a solid black line.

To further provide useful information, pro forma net income is presented and represents the Company’s reported net income before non-cash, stock-based compensation expense of $2.4 million for the three months ended December 31, 2003 and $4.1 million for the twelve months ended December 31, 2003. The Company has recorded unearned non-cash stock-based compensation expense of $8.9 million as of December 31, 2003. Pro forma net income also includes adjustments to the fair value of inventory acquired totaling $6.8 million, net of tax, for the three months and twelve months ended December 31, 2002 relating to the step up of inventory in connection with the Tempur acquisition on November 1, 2002. In addition to these pro forma adjustments, reported net income includes transaction related expenses totaling $10.4 million, net of tax, for the twelve months ended December 31, 2003 relating to the write off of deferred financing fees, original issue discount and prepayment penalties relating to the Company’s re-capitalization in August 2003.

The Company believes that excluding transaction and non-cash stock-based compensation expenses and adjustments relating to the Tempur acquisition provides a measure that is more representative of ongoing costs and therefore more comparable to the Company’s historical operations. The following is a reconciliation of reported net income to pro forma net income excluding transaction and non-cash stock-based compensation expenses and merger related adjustments.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation of Reported Net Income to Pro forma Net Income

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in thousands, except per share data)	Combined 2002		2003		Combined 2002		2003
	(unaudited	)	(unaudited	)	(unaudited	)	(unaudited	)
Reported net income	$1,753		$11,585		$16,694		$37,575
Transaction expenses and merger related adjustments, net of tax	6,839		—		6,839		10,401
Stock-based compensation expense	—		2,358		—		4,078

Pro forma net income	$8,592		$13,943		$23,533		$52,054
Reported net income per share, fully diluted	NM		$.12		NM		$.39
Transaction expenses and merger related adjustments, net of tax	NM		—		NM		.11
Stock-based compensation expense	NM		.02		NM		.05

Pro forma net income per share, fully diluted	NM		$.14		NM		$.55